Exhibit 19.1
PLAINS GP HOLDINGS, L.P.
PLAINS ALL AMERICAN PIPELINE, L.P.

POLICY ON INSIDER TRADING
THIS POLICY HAS BEEN ADOPTED BY THE BOARD OF DIRECTORS OF
PAA GP HOLDINGS LLC.
IT APPLIES TO ALL EMPLOYEES, CONSULTANTS, DIRECTORS
AND OFFICERS OF PAA GP HOLDINGS LLC
AND PLAINS ALL AMERICAN GP LLC.

    This policy should be read carefully by all directors, officers, consultants and employees1 of PAA GP Holdings LLC (the “Company”) and Plains All American GP LLC (“GP LLC”). All are encouraged to ask questions and seek any follow-up information that they may require about this Policy. Any questions should be directed to the General Counsel listed below.
Richard McGee
Executive Vice President, General Counsel and Secretary
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 652-3655

    The Company has adopted this Policy on Insider Trading to apply to each employee, consultant, director and officer of the Company and GP LLC (“Insiders”). Directors of the Company as well as officers and certain employees of GP LLC are also subject to the Company’s Policy Regarding Special Trading Procedures, which describes additional special trading restrictions and procedures applicable to that group.
The Company reserves the right to amend or rescind this policy or any portion of it at any time and to adopt different policies and procedures at any time. This policy must be strictly followed.

Introduction
    It is generally illegal for any person, either personally or on behalf of others, to trade in or make gifts of securities on the basis of “Inside Information.” Inside Information is generally defined as any non-public information about an entity that may be considered material to an investor in making a decision to purchase, hold or sell securities of that entity. For purposes of this policy, Inside Information includes all material, non-public information about the Company, GP LLC, Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) and their subsidiaries and affiliates (collectively, the “Plains Entities”), or any other entity (such as a customer or supplier), learned as a result of the Insider’s relationship with the Plains Entities. Information is considered to be “non-public” until it is widely disseminated to the public (generally through a news release by PAA or PAGP). Information is “material” if there is a substantial likelihood that an investor would reasonably consider it important in arriving at a decision to buy, sell or hold securities. Examples of potentially material information include, but are not limited to:

•Information about earnings or losses, business forecasts, distributions or ratings of debt securities;
•A pending or proposed significant acquisition, disposition, merger or tender offer;
•A pending or proposed significant joint venture;
•A restructuring involving the Plains Entities;
•Regulatory developments that could significantly impact the Plains Entities;
1 The Company has no employees. The term “employee” as it is used herein refers to those individuals employed by GP LLC or Plains Midstream Canada ULC who provide services to or on behalf of the Plains Entities.

•A significant disruption in operations, or a material adverse event, loss, potential loss, breach (including a cybersecurity breach) or unauthorized access affecting the property, systems or assets of the Plains Entities;
•A change in senior management;
•Pending or threatened significant litigation or governmental investigation, or the resolution of such litigation or conclusion of such investigation; and
•The gain or loss of a major customer or material contract.
It is also generally illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

    The federal securities laws include severe penalties for illegal trading or tipping and empower the Securities and Exchange Commission and the Department of Justice to prosecute such crimes. Potential penalties for insider trading violations include administrative sanctions, damage awards to private plaintiffs, civil penalties, criminal fines and jail sentences.

General Statement

    It is the policy of the Company to prohibit all Insiders who, by virtue of their relationship with the Plains Entities, have access to Inside Information about the Plains Entities (including PAGP and PAA), or any other publicly traded entity, from (i) buying, selling or making gifts of securities of PAGP, PAA or such other entity while in possession of such Inside Information or (ii) passing on such Inside Information, directly or indirectly, to others (“tipping”).

Scope of The Policy

    Persons Covered by This Policy. This policy shall be strictly adhered to by all Insiders and all members of their immediate families and personal households as well as any entities that an Insider controls, including any corporations, partnerships or trusts. All Insiders are responsible for the compliance with this policy by members of their immediate families and personal households and controlled entities.

Each Insider is individually responsible for making sure that he or she complies with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed below, also comply with this policy. In all cases, the responsibility for determining whether an Insider is in possession of material nonpublic information rests with that individual.

Transactions Covered by This Policy; Exceptions. This policy applies to all transactions (including making gifts) in the securities of PAGP, PAA and other publicly-traded entities, with the following exceptions: (i) transactions (including making gifts) pursuant to an Approved 10b5-1 Plan (an “Approved 10b5-1 Plan” is a plan of acquisition or disposition (including dispositions by gift) of PAA or PAGP securities that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and that has been approved in advance by the CEO in consultation with the General Counsel or, in the case of the CEO, by either the Compensation Committee or the Board of Directors), (ii) the acquisition of securities under equity incentive plans such as the PAA and PAGP Long-Term Incentive Plans, (iii) the withholding of securities by PAA or PAGP for the payment of taxes in connection with the vesting of awards under the Long-Term Incentive Plans, or (iv) the exchange or redemption of Class A Units of Plains AAP, L.P. The trading restrictions of this policy do apply, however, to all sales (other than dispositions described in (iii) above) or gifts of securities acquired upon vesting of awards under the Long-Term Incentive Plans or as a result of the exchange or redemption of Class A Units of Plains AAP, L.P.

Purpose of the Policy

    This policy is implemented to (1) make all Insiders aware of what constitutes Inside Information and the severe consequences that may result from the illegal trading on or tipping of such information, and (2) protect the Plains Entities and their affiliates against legal liability and to preserve the reputation of the Plains Entities and the Insiders for integrity and ethical conduct by setting forth procedures to prevent the illegal use of Inside Information.

Compliance Procedures

1.    Tipping is Prohibited. All Inside Information is to be held in the strictest confidence and not disclosed to anyone outside the Plains Entities, unless and until the information has been properly disseminated to the public. Unauthorized disclosure of any Inside Information learned as a result of an Insider’s relationship to the Plains Entities is strictly prohibited. Inside Information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such inadvertent disclosures. This prohibition against tipping includes Inside Information about companies other than the Plains Entities, learned by an Insider as a result of his relationship with the Plains Entities.

2.    Inquiries by Stock Analysts, Investors and the Media. All inquiries from stock analysts, PAGP or PAA investors or potential investors and members of the media, and any inquiry regarding rumors, price movement or activity in the PAGP Class A shares or PAA common units, should immediately be referred to the Company’s Chief Executive Officer, President, Chief Commercial Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, or the Vice President of Investor Relations. 2

3.    Restrictions on Trading in Securities and Other Entities. Trading restrictions also apply if an Insider obtains Inside Information concerning another entity as a result of his or her relationship with the Plains Entities. An example of information of this nature would be knowledge of a significant discovery well in which such other entity owns an interest. In such event, an Insider may not trade in or make gifts of the securities of such other entity until at least the third business day after such entity has made a formal public disclosure of such information, or such other time as the policies of such other entity might dictate, if the Insider is subject to such policies.

4.    Reporting Violations. If an Insider knows or has reason to believe that any compliance procedures contained in this policy have been or are about to be violated in any way, they should promptly bring the actual or potential violation to the attention of the General Counsel.

Prohibition on Short Sales, Puts, Calls, Options and Other Transactions

Short Sales. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell their company’s securities short, the Company believes that it is inappropriate for its Insiders to bet against the securities of PAGP or PAA in this way. All Insiders and members of their immediate families and personal households are prohibited from making any short sales of PAGP or PAA securities.
Publicly Traded Options. Puts, calls, options or other derivative securities for Class A shares of PAGP or common units of PAA (other than options granted pursuant to employee benefit plans) also afford the opportunity to profit from a market view that is adverse to PAGP, PAA and their affiliates, and they carry a high risk of inadvertent securities law violations. Also, given the relatively short duration of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on material nonpublic information or is focused on short-term performance, rather than the long-term objectives, of the Plains Entities. Accordingly, all such transactions are prohibited in the case of Directors and officers of the Company and strongly discouraged in the case of other employees.

Pledges and Margin Accounts. Securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. A foreclosure or margin sale could occur at a time when the pledgor or account holder is aware of material nonpublic information resulting in a securities law violation.
2 The Company’s “Policy for Informal Disclosure” governs the process by which certain designated individuals within the Company may communicate with specified groups or individuals outside the Plains Entities. The general rule outlined above governs all persons who have not been so designated.

Therefore, pledging PAA and PAGP securities as collateral for a loan or holding such securities as marginable securities in a margin account is prohibited in the case of Directors and officers of the Company and strongly discouraged in the case of other employees.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, may permit a director, officer or other employee to continue to own PAA or PAGP securities but without the full risks and rewards of ownership. When that occurs, the director, officer or other employee may no longer have the same objectives as other investors. Therefore, such hedging transactions are prohibited in the case of Directors and officers of the Company and strongly discouraged in the case of other employees.
Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations because purchases and sales could occur at a time when a director, officer or other employee is aware of material nonpublic information. Therefore, placing standing or limit orders on PAA or PAGP securities is strongly discouraged. If a director, officer or other employee subject to this policy desires to use a standing or limit order, the order should be limited to a short duration.
The Company may impose sanctions for failure to comply with the provisions of this policy. Such sanctions may include suspension without pay and dismissal without cause.

February 2025

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